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----------------                              U.S. SECURITIES AND EXCHANGE COMMISSION
|F  O  R  M   3|                                       Washington, D.C. 20549
----------------
                                       INITIAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                         Section 30(f) of the Investment Company Act 1940
---------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person* |2.Date of Event        |4.Issuer Name and Ticker or Trading Symbol                   |
|                                        |  Requiring Statement  |                                                             |
| 1. DISTINCT HOLDINGS LTD.            . |  (Month/Day/Year)     |   DYNAMIC VENTURES INC.                                     |
| 2. MEYER, JOHN                         |                       |--------------------------------------------------------------|
|----------------------------------------|                    |5.Relationship of Reporting Person to |6.If Amendment, Date of  |
|      (Last)             (First)    (MI)|     03/01/2001     |  Issuer (Check all Applicable)       |  Original (Mon/Day/Year)|
|                                        |                    |                                      |                         |
| 1. c/o 3081 - 3rd Avenue               |--------------------|   Director          X  10% Owner     |         /  /            |
| 2. #804, 1415 West Georgia Street      |3. IRS or Soc.Sec.. |---                 ---               |-------------------------|
|----------------------------------------|  No. of Reporting  |                                      |7.Individual or Joint/   |
|      (Street)                          |  Person (voluntary)|   Officer              Other         |  Group Filing           |
|                                        |                    |---(give title      ---(Specify below)|  (Check Applicable Line)|
|                                        |                    |    below)                            |    Form filed by One    |
|                                        | N/A                |                                      |--- Reporting Person     |
|1. Whitehorse, Yukon, Canada Y1A 4Z7    |                    |                                      | X  Form filed by More   |
|2. Vancouver, BC, Canada V6G 3C8        |                    |                                      |--- than Reporting Person|
|-------------------------------------------------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)  |     TABLE I - Non-Derivative Securities Beneficially Owned                          |
|-------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security (Instr. 4)            |2.Amount of Securities       |3.Ownership   |4.Nature of Indirect Beneficial       |
|                                          |  Beneficially Owned         |  Form:       |  Ownership (Instr. 5)                |
|                                          |  (Instr. 4)                 |  Direct (D)  |                                      |
|                                          |                             |  or Indirect |                                      |
|                                          |                             |  (I)(Instr.5)|                                      |
|------------------------------------------|-----------------------------|--------------|---------------------------------------|
|------------------------------------------|-----------------------------|--------------|---------------------------------------|
|                                          |                             |              |                                      |
|  Common Stock                            | 1,000,000                   |  D           |  *                                   |
|                                          |                             |              |                                      |
|-------------------------------------------------------------------------------------------------------------------------------|
|                                          |                             |              |                                      |
|-------------------------------------------------------------------------------------------------------------------------------|
Reminder: Report on a separate line for each class securities owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).
                                                                                                                          (Over)
 Potential persons who are to respond to the collection of information contained in this form are not required  SEC 1473 (7-97)
    to respond unless the form displays a currently valid OMB control number.
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FORM 3 (continued)          TABLE II - Derivative Securities Beneficially Owned
                                       (e.g., puts, calls, warrants, options, convertible security)
---------------------------------------------------------------------------------------------------------------------------------
|1.Title of Derivative     |2.Date Exercisable    |3.Title and Amount of Underlying      |4.Conversion |5.Ownership|6.Nature of|
|  Security (Instr. 4)     |  and Expiration      |  Derivative Security (Instr. 4)      |  or         |  Form of  |  Indirect |
|                          |  Date                |                                      |  Exercise   |  Deriv-   |Beneficial |
|                          |  (Month/Day/Year)    |                                      |  Price of   |  ative    |Ownership  |
|                          |----------------------|--------------------------------------|  Derivative |  Security:|(Instr. 5) |
|                          |Date       |Expiration|                            |Amount or|  Security   |  Direct   |           |
|                          |Exercisable|Date      |           Title            |Number   |             |  (D) or   |           |
|                          |           |          |                            |of Shares|             |  Indirect |           |
|                          |           |          |                            |         |             |  (I)      |           |
|                          |           |          |                            |         |             |  (Instr.5)|           |
|--------------------------|-----------|----------|----------------------------|---------|-------------|-----------|------------|
|--------------------------|-----------|----------|----------------------------|---------|-------------|-----------|------------|
|                          |           |          |                            |         |             |           |           |
|                          |           |          |                            |         |             |           |           |
|-------------------------------------------------------------------------------------------------------------------------------|

Explanation of Responses:

* John Meyer, as sole shareholder of Distinct Holdings Ltd., is the beneficial owner of 1,000,000 common shares in the capital stock of the Issuer.

**Intentional misstatements or omissions of facts constitute Federal     /s/ JOHN MEYER                               06/04/2001
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).        --------------------------------------------  ----------
                                                                             **Signature of Reporting Person              Date
Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not
required to respond unless the form displays a currently valid OMB Number.                                                PAGE: 2
                                                                                                                  SEC 1473 (7-97)
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